EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use by Sunrise Global, Inc. in its Current Report on Form 8-K of our report dated December 10, 2013, relating to the audited financial statements of Greenkraft, Inc. for the years ended December 31, 2012 and 2011 which appear in such Current Report on Form 8-K, to be filed on or about December 10, 2013.

/s/ MaloneBaileyLLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

December 10, 2013